UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 6, 2005
PolyOne Corporation
(Exact Name of Registrant as Specified in Charter)

Ohio	1-16091	34-1730488
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
PolyOne Center, 33587 Walker Rd.
Avon Lake, Ohio 44012
(Address of Principal Executive Offices)     (Zip Code)
Registrant’s telephone number, including area code:
(440) 930-1000
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Definitive Material Agreement.
     On October 6, 2005, in connection with the resignation of Thomas A. Waltermire as the President and Chief Executive Officer and a Director of PolyOne Corporation (the “Company”), the Company and Mr. Waltermire entered into a separation agreement term sheet (the “Term Sheet”) regarding the terms and conditions applicable to the cessation of Mr. Waltermire’s employment with the Company until the parties can enter into a mutually-agreeable definitive separation agreement.
     Pursuant to the terms of the Term Sheet and subject to any changes that may be necessary or appropriate under Section 409A of the Internal Revenue Code of 1986, as amended, to avoid penalties or additional taxes, Mr. Waltermire will continue to receive his regular monthly salary for 36 months, receive a bonus under the Company’s senior executive annual incentive plan for 2005 to the extent such bonus is earned in accordance with the terms of the plan (but will not be eligible for a bonus under such plan for any subsequent period), receive payments under the Company’s long-term executive incentive plans for periods in existence but not completed as of 2005 to the extent such payments are earned in accordance with the terms of the plans (and prorated for the amount of service completed in each performance period), and continue to receive health care and certain other benefits.
     The foregoing description of the Term Sheet does not purport to be complete, and is qualified in its entirety by reference to the full text of the Term Sheet, a copy of which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

	Exhibit No.	Description

	10.1	Separation Agreement Term Sheet between PolyOne Corporation and Thomas A. Waltermire, dated October 6, 2005

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 11, 2005

POLYONE CORPORATION
By:	/s/ Wendy C. Shiba
	Name:	Wendy C. Shiba
	Title:	Vice President, Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit
No.	Description

10.1	Separation Agreement Term Sheet between PolyOne Corporation and Thomas A. Waltermire, dated October 6, 2005